                                                Filed pursuant to Rule 424(b)(3)
                                                Registration Number 333-63640

PROSPECTUS

                            TRIKON TECHNOLOGIES, INC.

                        1,018,523 Shares of Common Stock

        The selling security holder identified in this prospectus is offering up to 1,018,523 shares of our common stock, consisting of:

                 o 925,930 shares of common stock currently outstanding;

                 o 92,593 shares of common stock issuable upon exercise of
                   warrants, which warrants are exercisable at $13.50 per share and expire on May 23, 2005;

        We will not receive the proceeds from the sale of the common stock by the selling security holder. We will receive, however, gross proceeds up to approximately $1,250,000 if the selling security holder exercises all of the warrants. We are not offering any shares of common stock for sale under this prospectus.

        The shares offered by the selling security holder may be offered for sale from time to time in one or more transactions, including block trades, in the over the counter market, on NASDAQ, in privately negotiated transactions, or in a combination of any such methods of sale. The selling security holder may sell shares of common stock in amounts and at times determined by it. We have not been advised by the selling security holder of any present intention to sell shares. See "Plan of Distribution" beginning on page 11 for a more detailed description of how the shares of common stock can be sold.

        Our common stock trades on NASDAQ NMS under the symbol TRKN. The last sales price of our common stock on July 11, 2001 was $11.40.

        See "Risk Factors" beginning on page 4 for a discussion of certain factors you should consider before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.





                  The date of this Prospectus is July 12, 2001.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information electronically with the SEC. You may read and copy any of the reports, statements or other information that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20547.

        You may also do so at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

        You can receive additional information about the operations of the SEC's Public Reference Rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available from the website maintained by the SEC at http://www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        This prospectus is part of a registration we filed with the SEC to register the common stock. It does not repeat important information that you can find in our Registration Statement or in the reports and other documents we file with the SEC. The SEC allows us to incorporate by reference the information we file with it. This means that we can disclose important information to you by referring you to the other documents that are legally considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supercede the information in this prospectus and the documents listed below. We incorporate by reference any documents we may file with the SEC in the future under Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934 and the documents listed below:

                 o Our annual report on Form 10-K for the year ended December
                   31, 2000, filed on April 2, 2001;

                 o Our Proxy Statement on Schedule 14A for the 2001 Annual
                   Meeting of Stockholders of Trikon Technologies, Inc., filed on April 13, 2001;

                 o Our quarterly report on Form 10-Q for the year ended March
                   31, 2001, filed on May 14, 2001;

                 o Our current report on Form 8-K dated May 23, 2001, filed on
                   June 8, 2001; and

                 o The description of our common stock contained in our
                   Registration Statement on Form 8-A, filed on July 21, 1995 and amended on August 21, 1995 (Commission File No. 0-26482).

        You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at the following address or number:

               Trikon Technologies, Inc.
               Attn:  William Chappell, Secretary
               Ringland Way
               Newport, Gwent NP18 2TA
               United Kingdom
               Telephone: 44 (0) 1633 414 000

        You should rely on the information incorporated by reference or provided in this prospectus or any amendment or supplement to this prospectus. We have not authorized anyone else to provide you with different or additional information. You should not assume that any information in this prospectus or any amendment or supplement in this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        All statements contained in this prospectus that are not historical facts, including, but not limited to, statements regarding our current business strategy, projected sources and uses of cash, and our plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause our actual results to differ materially are the following: competitive factors, including the fact that our ability to adapt our product offerings to new technologies and industry requirements, such as the use of copper as a new conducting material and the use of 300mm silicon wafers; the cyclical nature of the semiconductor industry; our ability to make the necessary significant capital investments and availability of financial resources adequate for our medium- and long-term needs; market acceptance of our technologies, including our low k products; the willingness of semiconductor manufacturers to use different suppliers for fabrication equipment; long sales cycles ranging from several months to over one year; and other factors described from time to time in the reports we file with the SEC. We wish to caution you not to place undue reliance on any such forward-looking statements, which are made pursuant to the Private Litigation Reform Act of 1995 and, as such, speak only as of the date made.

                                   THE COMPANY

        We develop, manufacture, market and service processing equipment for the semiconductor fabrication industry, with a focus on the formation of interconnect layers on semiconductor wafers. We supply equipment for three key processes in the manufacture of semiconductors, chemical vapor deposition (CVD), sputtering, a type of physical vapor deposition (PVD), and plasma etch. These products are supplied on three platforms: the fxP(TM) high throughput cluster system (for PVD and CVD systems), the "200" series cluster system (for PVD and CVD systems) and single and two chamber non- cluster systems (for plasma etch and plasma CVD systems).

        We offer leading-edge products, including our Flowfill(R) and Low K Flowfill(TM) systems for inter-metal dielectric CVD and the Sigma(R) sputter system for PVD, with optional Forcefill(R) module. Our Flowfill(R) CVD process technology forms high quality silicon dioxide layers possessing the properties of both gap-fill and planarization. Forcefill(R) technology allows manufacturers to eliminate the use of multistep CVD tungsten-plug based metalization processes and to utilize an entirely aluminum-based PVD multi-level metal scheme in sub-0.5 micron integrated circuit (IC) manufacturing. We also offer various products for the etch market, including our Omega(R) Inductively Coupled Plasma
(ICP) system and our patented MORITM source technology for dielectric, polysilicon and metal etch applications in the fabrication of semiconductor devices.

        We recently announced the following new products:

        Sigma(R) fxP(TM) PVD - a metalization system offering high throughput and reliability with advanced process modules for lift-off metalization, ultra-high uniformity sputtering for acoustic wave devices and low-temperature, high-k dielectrics, including atomic layer chemical vapor deposition.
        Planar(TM) fxP(TM) Low K Flowfill(TM) - an advanced low-k dielectric deposition system capable of both gap-fill and planarization enabling the low-k advantage of increased device speed to be brought to existing aluminum metalized devices.
        Delta fxP(TM) - a cluster tool with up to six process chamber module positions available for 100-200mm wafer sizes for optoelectronic, wave-guide dielectric deposition. With this system, the user may utilize geranium doped oxide for wave-guide core deposition and borophosphosilicate glass (BPSG) cladding materials. It also incorporates our latest dielectric plasma clean technology.

        Omega(R) 201+ - a system offering leading plasma source technologies including plasma enhanced reactive ion etch (PERIE), ICP and M0RI(TM) within a unique single chamber package of high performance combined with low footprint and costs.

        Omega(R) fxP(TM) - a multi-chambered cluster plasma etcher offering a range of plasma technologies, such as PERIE, ICP, and M0RI(TM), and our Windows NT-based software on an industry standard wafer transport module.

        Orion(TM) - a family of ultra-low dielectric constant (k) materials for copper damascene processes at the 90nm technology node, and below.

        Our principal executive offices are located at Ringland Way, Newport, Gwent, NP18 2TA, United Kingdom, telephone 44-1633-414-000.

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                                  RISK FACTORS

You should carefully consider the following risk factors and other information contained or incorporated by reference in this prospectus before deciding to invest in our common stock. Investing in our common stock involves a high degree of risk. The risks and uncertainties described below may not be the only ones we face. If any of the following risks actually occur, our business could be harmed and the trading price of our common stock could decline, and you may lose all or part of your investment. Please see the "Special Note Regarding Forward-Looking Statements" on page 2 of this prospectus.

The semiconductor industry is experiencing a downturn, which could harm our sales and profitability.

        We sell our products to the semiconductor industry, which is subject to sudden variations in product supply and demand. According to published reports, the industry appears to be experiencing a downturn at this time, the length and severity of which are difficult to estimate. Our sales and revenues have been harmed by the current downturn.

        The timing, length and severity of these cycles are difficult to predict. In some cases, these cycles have lasted more than a year. Semiconductor manufacturers may contribute to these cycles by misinterpreting conditions in the industry and over- or under-investing in semiconductor manufacturing capacity and equipment. We have little ability to anticipate or respond effectively to these industry cycles.

        Downturns in the semiconductor industry often occur in connection with, or anticipation of, maturing product cycles for both semiconductor companies and their customers and declines in general economic conditions. Industry downturns have been characterized by reduced demand for semiconductor devices and equipment, production over-capacity and accelerated declines in average selling prices. During a period of declining demand, we must be able to quickly and effectively reduce expenses and motivate and retain key employees. Many of our expenses are fixed and our ability to reduce other expenses in response to any downturn in the semiconductor industry is limited by our need for continued investment in engineering and research and development and extensive ongoing customer service and support requirements. In addition, the long lead time for production and delivery of our products, and the possibility of customer order cancellations, creates a risk that we may incur expenditures or purchase inventories for products which we cannot sell.

        Industry upturns have been characterized by abrupt increases in demand for semiconductor devices and equipment and production under-capacity. During a period of increasing demand and rapid growth, we must be able to quickly hire, train and assimilate a sufficient number of qualified personnel, particularly engineers, and obtain sufficient components in order to increase production to meet customer demand. If we are unable to increase production on a timely basis in times of increased demand some of our existing or potential customers could place orders with our competitors and, as a result, our financial results could suffer.

Our industry is subject to rapid technological change. We may not be able to forecast or respond to commercial and technical trends.

        The semiconductor industry and the semiconductor equipment industry are subject to rapid technological change and frequent introductions of enhancements to existing products, and if we are unable to develop and incorporate new technologies in our products, we will be unable to compete effectively and our business will be materially and adversely affected. Technological trends have had and will continue to have a significant impact on our business. Our results of operations and ability to remain competitive are largely based upon our ability to accurately anticipate customer and market requirements.

        Our success in developing, introducing and selling new and enhanced products depends upon a variety of factors, including:

                 o appropriate technology and product selection;

                 o timely and efficient completion of product design and
                   development;

                 o timely and efficient implementation of manufacturing and assembly processes;

                 o effective sales and marketing;

                 o product performance in the field; and

                 o product support and service.

        We may not be able to accurately forecast or respond to commercial and technical trends in the semiconductor industry or respond to specific product announcements by our competitors. Our competitors may be developing technologies and products that are more effective than ours or that may achieve more widespread acceptance. In addition, we may incur substantial costs to ensure the functionality and reliability of our current and future products. If our products are unreliable or do not meet our customers' expectations, then reduced orders, higher manufacturing costs, delays in collecting accounts receivable or additional service and warranty expense could result. We may also experience delays and technical and manufacturing difficulties in future introductions or volume production of new systems or enhancements. Significant delays can occur between a product's introduction and the commencement of volume production of that product. Any of these events could negatively affect our ability to generate the return we intend to achieve on our investments in these new products.

        In particular, the semiconductor industry is pursuing copper for use as a new conducting material. Copper generally is expected to replace aluminum as the standard conducting material for many semiconductors. Not all of our products may be used with copper and copper processes. In particular, our Forcefill(R) product is not compatible with copper. If we fail to make our products compatible with copper and copper processes at the time our competitors offer copper compatible products, our revenues and market share will be negatively affected.

        In addition, the semiconductor industry has historically moved to larger diameter wafers requiring new equipment as a strategy to reduce manufacturing costs. The maximum diameter of silicon wafers used in production is increasing from 200mm to 300mm. We are developing 300mm systems. There can be no assurance, however, that we will be able to complete the development of 300mm systems in time to meet market demand. If our current products or future 300mm systems are not competitive or available at the correct time, we may lose customers or fail to gain new business from potential customers, which would have a material adverse effect on our revenues and net earnings.

If semiconductor manufacturers do not accept our technological solutions, our future growth will be limited.

        Our future growth also depends on the market's acceptance of our latest technological solutions, Flowfill(R), Low k Flowfill(TM) and Orion(TM). If these technologies are not accepted by semiconductor manufacturers, our business will be materially adversely affected.

Our operational results could be negatively affected by currency fluctuations.

        We are based in the United Kingdom, and most of our operating expenses are incurred in UK pounds. Our revenues, however, are denominated in US dollars and we report our financial results in US dollars. Accordingly, if the UK pound increases in value against the US dollar, our expenses as a percentage of revenues will increase and gross margins and net income will be negatively affected.

We face competition or potential competition from many companies with greater resources than ours. If we are unable to compete effectively with these companies, our market share may decline and our business could be harmed.

        Virtually all of our primary competitors in the silicon-based semiconductor equipment market are substantially larger companies and some of them have broader product lines than ours. They have well established reputations in the markets in which we compete, greater experience with high volume manufacturing, broader name recognition, substantially larger customer bases, and substantially greater financial, technical, manufacturing and marketing resources than we do. The dominant silicon-based semiconductor-equipment manufacturers may determine to enter, or attempt to increase their market share, in the compound semiconductor equipment market. In each market, we also face potential competition from new entrants, including established manufacturers in other segments of the semiconductor capital equipment market who may decide to diversify into our market segments of CVD, PVD and plasma etch.

Semiconductor manufacturers may be loyal to their current semiconductor equipment supplier, which may make it difficult for us to obtain new customers.

        We believe that once a semiconductor manufacturer has selected a supplier's equipment for a particular fabrication line, the manufacturer often will continue to rely on that supplier's equipment for future requirements, including new generations of similar products. If we are unable to sell our products to potential customers who currently are using other supplier's equipment, it could be difficult for us to increase our revenues or market share. Changing from one equipment supplier to another may be expensive and may require a substantial investment of resources by the customer. Accordingly, we may experience difficulty in achieving significant sales to a customer using another supplier's equipment. At the same time, however, we cannot assure you that our existing customers will continue to use our equipment in the future.

Our products generally have long sales cycles and implementation periods, which increase our costs of obtaining orders and reduce the predictability of our earnings.

        Our products are technologically complex. Prospective customers generally must commit significant resources to test and evaluate our products and to install and integrate them into larger systems. In addition, customers often require a significant number of product presentations and demonstrations, in some instances evaluating equipment on site, before reaching a sufficient level of confidence in the product's performance and compatibility with their requirements to place an order. As a result, our sales process is often subject to delays associated with lengthy approval processes that typically accompany the design and testing of new products. The sales cycles of our products often last for many months or even years. Longer sales cycles require us to invest significant resources in attempting to make sales and delay the generation of revenue. In addition, we may incur significant costs in supporting evaluation equipment at our customers' facilities.

        Long sales cycles also subject us to other risks, including customers' budgetary constraints, internal acceptance reviews and cancellations. In addition, orders expected in one quarter could shift to another because of the timing of customers' purchase decisions. The time required for our customers to incorporate our products into their manufacturing processes can vary significantly with the needs of our customers and generally exceeds several months, which further complicates our planning processes and reduces the predictability of our operating results.

We depend upon sole suppliers for certain key components.

        We depend on a number of sole suppliers for key components used in the manufacture of our products. If we are unable to obtain timely delivery of sufficient quantities of these components, we would be unable to manufacture our products to meet customer demand, unless we are able to locate replacement components. Most significantly, our Sigma(R) fxP(TM) and Planar(TM) fxP(TM) systems are designed around an automation module supplied by Brooks Automation. Due to the high cost of these modules, we keep very few in inventory. If Brooks Automation fails to deliver the component on a timely basis, delivery of our Sigma(R) fxP(TM) and Planar(TM) fxP(TM) systems will be delayed and sales may be lost. If Brooks Automation is unable to deliver any such modules for a prolonged period of time, we will have to redesign our Sigma(R) fxP(TM) and Planar(TM) fxP(TM) systems so that we may utilize other wafer transport systems. There can be no assurance that we will be able to do so, or that customers will adopt the redesigned systems.

Our final assembly and testing is concentrated in one facility.

        Our final assembly and testing activity is concentrated in our facility in Newport, United Kingdom. We have no alternative facilities to allow for continued production if we are required to cease production in our facility, as a result of a fire, natural disaster or otherwise. In such event we will be unable to produce any products until the facility is replaced. Any such interruption in our manufacturing schedule could cause us to lose sales and customers.

We are subject to the risk of business interruptions from implementing a new enterprise resource planning system.

        We are in the process of implementing an enterprise resource planning system to integrate management information, purchasing, accounting and finance, sales, billing, payroll and benefits and regulatory compliance systems. While the finance component of the system has been installed, we are still configuring the manufacturing component of this system. Significant interruption of our business resulting from post implementation issues, such as system response time, vendor software application code errors or system design and configuration problems, could result in delayed product deliveries or manufacturing inefficiencies, which could materially and adversely affect our financial condition and results of operations. In addition, the deployment of this system is a complex, time consuming and expensive process and will require significant attention from management and other personnel resources, which may distract attention from oversight of day-to-day business. The diversion of management's attention and any difficulties associated with deploying the system could have a material adverse effect on revenues, levels of expenses and operating results.

If we are unable to hire and retain a sufficient number of qualified personnel, our ability to manage growth will be negatively affected.

        Our business and future operating results depend in part upon our ability to attract and retain qualified management, technical, sales and support personnel for our operations on a worldwide basis. Competition for qualified personnel is intense, and we cannot guarantee that we will be able to continue to attract and retain qualified personnel. Our operations could be negatively affected if we lose key executives or employees or are unable to attract and retain skilled executives and employees as needed.

Our ability to compete could be jeopardized if we are unable to protect our intellectual property rights from challenges by third parties.

        Our success and ability to compete depend in large part upon protecting our proprietary technology. We rely on a combination of patent, trade secret, copyright and trademark laws, non-disclosure and other contractual agreements and technical measures to protect our proprietary rights.

        There can be no assurance that patents will be issued on our pending patent applications or that competitors will not be able to ascertain legitimately proprietary information embedded in our products that is not covered by patent or copyright. In such case, we may be precluded from preventing the competitor from making use of such information. In addition, should we wish to assert our patent rights against a particular competitor's product, there can be no assurance that any claim in any of our patents will be sufficiently broad nor, if sufficiently broad, any assurance that our patent will not be challenged, invalidated or circumvented, or that we will have sufficient resources to prosecute our rights.

Claims or litigation regarding intellectual property rights could seriously harm our business or require us to incur significant costs.

        In recent years, there has been significant litigation in the United States in the semiconductor equipment industry involving patents and other intellectual property rights. There can be no assurance that infringement claims will not be asserted against us in the future nor that, if such claims were made, we would be able to defend against such claims successfully or, if necessary, obtain licenses on reasonable terms.

        Any claim that our products infringe proprietary rights of others would force us to defend ourselves and possibly our customers against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their outcome, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could force us to do one or more of the following:

               o lose or forfeit our proprietary rights;

               o stop manufacturing or selling our products that incorporate the challenged intellectual property;

               o obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms or at all and may involve significant royalty payments;

               o pay damages, including treble damages and attorney's fees in some circumstances; or

               o redesign those products that use the challenged intellectual property.

         If we are forced to take any of the foregoing actions, our business could be severely harmed.

Our sales are characterized by low volume sales of high cost systems and we derive a significant percentage of our revenue from sales to a small number of customers. If we are not able to retain these customers, or if these customers reschedule, reduce or cancel orders, our revenues will be reduced and our financial results will suffer.

         To date our product sales have been highly concentrated, with approximately 49% of our product revenues for three months ended March 31, 2001 derived from sales to three customers, approximately 61% of our product revenues for year ended December 31, 2000 derived from sales to four customers and approximately 46% of our product revenues for the year ended December 31, 1999 derived from sales to three customers. We may not be able to retain our key customers or these customers may cancel purchase orders or reschedule or decrease their level of purchases from us. Any substantial decrease or delay in sales to one or more of our key customers could harm our sales and financial results. There can be no assurance that these customers will continue to purchase systems and technology from us at current levels, or at all. Sales to these large customers have varied significantly from year to year and will continue to fluctuate in the future. These sales also may fluctuate significantly from quarter to quarter.

Our operations are subject to health and safety and environmental laws that may expose us to liabilities for noncompliance.

        We are subject to a variety of governmental regulations relating to the use, storage, discharge, handling, manufacture and disposal of all materials present at, or our output from, our facilities, including the toxic or other hazardous chemical by-products of our manufacturing processes. Environmental claims against us or our failure to comply with any present or future regulations could result in:

                 o the assessment of damages or imposition of fines against us;

                 o the suspension of production of our products; or

                 o the cessation of our operations.

        New regulations could require us to purchase costly equipment or to incur other significant expenses. Our failure to control the use or adequately restrict the discharge of hazardous substances could subject us to future liabilities, which could negatively impact our earnings and financial position.

Any acquisitions we may make could disrupt our business and severely harm our financial condition.

        From time to time, we may consider investments in complementary companies, products or technologies. While we have no current agreements or specific plans to do so, we may acquire businesses, products or technologies in the future. In the event of any future acquisitions, we could:

                 o issue stock that would dilute our current shareholders'
                   percentage ownership;

                 o incur debt;

                 o assume liabilities;

                 o incur amortization expenses related to goodwill and other tangible assets; or

                 o incur large and immediate accounting write-offs.

        Our operation of any acquired business will also involve numerous risks, including:

                 o problems integrating the purchased operations, technologies or products;

                 o unanticipated costs and liabilities for which we are not able to obtain indemnification from the sellers;

                 o diversion of management's attention from our core business;

                 o adverse effects on existing business relationships with
                   customers;

                 o risks associated with entering markets in which we have no or limited prior experience; and

                 o potential loss of key employees, particularly those of the purchased organizations.

You may have difficulty protecting your rights as a shareholder and in enforcing civil liabilities because our executive offices and the majority of our assets are located outside the United States.

        Our principal assets and our manufacturing plants are located in the United Kingdom. In addition, most of the members of our management board, executive officers, and some of the experts named in this prospectus are residents of jurisdiction other than the United States. As a result, it may be difficult for investors to serve process within the United States upon members of our management, our executive officers and certain of our experts, or to enforce against us or them judgments of the US courts, to enforce outside the United States judgments obtained against them in US courts, or to enforce in US courts judgments obtained against them in courts in jurisdictions outside the United States, in any action, including actions that derive from the civil liability provisions of the US securities laws. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, liabilities that derive from the United States securities laws.

                                 USE OF PROCEEDS

        If all the warrants are exercised, we will receive gross proceeds of approximately $1,250,000. Such proceeds will be used for general working capital purposes.


                             SELLING SECURITY HOLDER

        The following table sets forth information we know regarding the beneficial ownership of our common stock held by the selling security holder as of June 8, 2001, and as adjusted to reflect the sale of common stock offered hereby. As of June 8, 2001, there were 12,788,029 shares of common stock outstanding.

        The selling security holder will sell shares of common stock in amounts, and at times, chosen by it. For purposes of preparing the table presented below, we have assumed that all securities offered hereby will be sold. We have not been advised by the selling security holder of any present intention to sell its shares.



                                                                                    Number of
                                    Number of Shares of                             Shares of
                                      Common Stock and            Number of           Common
                                     Percentage of Class          Shares of            Stock
                                     Beneficially Owned          Common Stock       Owned After
Name of Selling Security Holder     as of June 8, 2001(1)(2)     Offered Hereby     the Offering
-------------------------------     ------------------------     --------------     ------------
Spinner Global Technology                 1,518,523(3)              1,018,523          500,000
Fund, Ltd.


-------------

(1)  Based upon outstanding shares of our common stock as of June 8, 2001.

(2)  Beneficial ownership is determined in accordance with the rules of the SEC.

(3) Includes 92,593 shares of our common stock issuable upon exercise of currently exercisable warrants.

         On May 23, 2001, we sold 925,930 shares of our common stock and warrants to purchase 92,593 shares of our common stock to the selling security holder, and, after the consummation of such transaction, the selling security holder's interest in us exceeded 10% of our outstanding shares of common stock. The selling security holder did not have any material relationships with us at any time prior to the consummation of the private placement. This prospectus and the registration statement of which this prospectus is a part is being filed by us pursuant to registration rights we granted the selling security holder in connection with the private placement, and we are bearing all the related costs and expenses, other than any underwriting discounts, commissions, or fees, if any, attributable to the sale of the shares offered hereby, all of which will be borne by the selling security holder.


                              PLAN OF DISTRIBUTION

         We will pay all costs and expenses in connection with the preparation of this prospectus and the registration of the shares. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling security holder. The selling security holder may sell its shares from time to time in one or more types of transactions, which may include block transactions, on the over the counter market and NASDAQ NMS. The type of transactions may include:

                 o negotiated transactions;

                 o put or call option transactions;

                 o short sales, including delivering shares of common stock to cover short sales; or

                 o a combination of the above transactions at market prices at the time of sale or at negotiated prices.

         These transactions may or may not involve brokers or dealers. The selling security holder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling security holder.

        The selling security holder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of that rule.

        The selling security holder and any broker-dealers that act in connection with the sale of securities might be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by these broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling security holder may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, the selling security holder may be subject to the prospectus delivery requirements of the Securities Act. The selling security holder has acknowledged that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to its sales in the market.


                                  LEGAL MATTERS

        The law firm of McDermott, Will & Emery, 50 Rockefeller Plaza, New York, New York 10020 acted as our counsel in connection with the validity of the common stock offered hereby.


                                     EXPERTS

        Ernst & Young, independent auditors, have audited our financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and Registration Statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young's report, given on their authority as experts in accounting and auditing.

No dealer, sales representative or any other person has been authorized to give information or make any representation not contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS

                                                Page
                                                ----

Where You Can Find More Information...............1
Incorporation of Certain Information by Reference.1
Special Note Regarding Forward-Looking
  Statements......................................2
Risk Factors......................................4
Use of Proceeds..................................10
Selling Security Holder..........................10
Plan of Distribution.............................11
Legal Matters....................................12
Experts..........................................12


                                    1,018,523


                             Shares of Common Stock


                            TRIKON TECHNOLOGIES, INC.



                                -----------------

                                   PROSPECTUS
                                -----------------




                                  July 12, 2001